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                                                                     EXHIBIT 5.1


MORGAN, LEWIS & BOCKIUS LLP
1701 MARKET STREET
PHILADELPHIA, PA 19103-2921
TEL: 215.963.5000
FAX: 215.963.5001
WWW.MORGANLEWIS.COM

April 8, 2004

Barrier Therapeutics, Inc.
600 College Road East, Suite 3200
Princeton, NJ  08540

Re:   Barrier Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Barrier Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-112539) (as amended or supplemented, the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register up to 5,750,000 shares (the "Shares") of Common Stock, par value $0.0001 per share (the "Common Stock"), to be sold in a public offering (the "Offering"), including 750,000 shares of Common Stock purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. All of the Shares will be newly issued. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Certificate of Incorporation, as amended to date and as currently in effect; (c) the form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

For purposes of this opinion, we have assumed for filing with, and acceptance by the Secretary of State of the State of Delaware of the Certificate of Amendment, which filing has been validly authorized and approved by the board of directors and stockholders of the Company, and which filing will take place prior to the Registration Statement being declared effective by the Securities and Exchange Commission, as contemplated by the Registration Statement.

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Barrier Therapeutics, Inc.
April 8, 2004
Page 2


Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when and to the extent issued and sold by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and all references to this Firm under the caption "Legal Matters," including the prospectus constituting a part thereof. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP